Exhibit 99.2

Cell Therapeutics, Inc.

Making cancer more treatable

501 Elliott Ave. W. #400 Seattle, WA 98119	T 206.282.7100 F 206.272.4010

Cell Therapeutics, Inc. Announces Issuance of $33.2 Million

in Convertible Senior Notes in Exchange for $40.7 Million

of Existing Subordinated Debt

Apr. 25, 2006 Seattle—Cell Therapeutics, Inc. (CTI) (NASDAQ and MTAX: CTIC) today announced that it has entered into an agreement to issue approximately $33.2 million of its 7.5% convertible senior notes (the “Notes”) due 2011 in exchange for approximately $39.5 million of its outstanding 5.75% Convertible Senior Subordinated Notes due 2008 (the “Senior Subordinated Notes”) and approximately $1.2 million of its outstanding 5.75% Convertible Subordinated Notes due 2008 (the “Subordinated Notes”) in a private placement exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”).

The Notes will bear interest at a rate of 7.5% per annum and will be convertible for shares of CTI common stock at the rate of 478.519 shares per $1,000 principal amount of Notes, which is equivalent to an initial conversion price of approximately $2.09 per share, or 115% of the trailing five-day volume weighted average trading price of CTI common stock on April 20, 2006. The Notes will rank pari passu in right of payment with all existing and future senior indebtedness of CTI, including Notes that may be outstanding now and in the future and CTI’s currently outstanding 6.75% Convertible Senior Notes due 2010, and will rank senior in right of payment to CTI’s currently outstanding Senior Subordinated Notes, Subordinated Notes, and 4% Convertible Senior Subordinated Notes due 2010.

The exchange is expected to close on or about April 27, 2006, subject to certain closing conditions. CTI cannot provide any assurance regarding the amount of Notes to be issued pursuant to the exchange agreement, if any, until the exchange is closed.

The Notes to be issued pursuant to the exchange agreement have not been registered under the Securities Act or any state securities laws. The Notes to be issued pursuant to the exchange agreement and the common stock issuable upon conversion of the Notes to be issued pursuant to the exchange agreement may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and any applicable state laws.

-more-

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities. No offer, solicitation or sale will be made in any jurisdiction in which such offer, solicitation or sale is unlawful.

This press release includes forward-looking statements that involve a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results. The risks and uncertainties include the risk that the above described transaction will not close as a result of the failure to meet closing conditions, investors may breach or withdraw their commitment, and until closed there is no assurance that it will close or what the total amount may be, and other risk factors listed or described from time to time in the Company’s filings with the Securities and Exchange Commission including, without limitation, the Company’s most recent filings on Forms 10-K and 8-K. CTI is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

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Investors Contact:

Cell Therapeutics, Inc.

Leah Grant

T: 206.282.7100

F: 206.272.4434

E: invest@ctiseattle.com

www.cticseattle.com/investors.htm

Media Contact:

Cell Therapeutics, Inc.

Susan Callahan

T: 206.272.4472

F: 206.272.4434

E: media@ctiseattle.com

www.cticseattle.com/media.htm

Page 2 of 2	CTI Exchange of Convertible Notes